Exhibit 99.1

FINANCIAL NEWS

SANMINA-SCI REPORTS SECOND QUARTER FISCAL 2012 RESULTS

San Jose, CA — April 23, 2012.  Sanmina-SCI Corporation (“Sanmina-SCI” or the “Company”) (NASDAQ GS: SANM), a leading global integrated manufacturing services company, today reported financial results for the second fiscal quarter ended March 31, 2012.

Second Quarter Fiscal 2012 Summary

•            Revenue of $1.46 billion

•            GAAP operating margin 2.1 percent

•            GAAP diluted loss per share of $0.02

•            Non-GAAP(1) operating margin of 3.1 percent

•            Non-GAAP diluted earnings per share of $0.27

Revenue for the second quarter was $1.46 billion, compared to $1.50 billion in the prior quarter and $1.57 billion for the same period of fiscal 2011.

GAAP operating income in the second quarter was $30.2 million or 2.1 percent of revenue, compared to $44.6 million or 2.8 percent of revenue for the same period ended April 2, 2011.  GAAP net loss in the second quarter was $1.4 million, compared to GAAP net income of $13.1 million for the same period a year ago.  GAAP diluted loss per share for the quarter of $0.02, compared to GAAP diluted earnings per share of $0.16 in the second quarter fiscal 2011.

Non-GAAP operating income in the second quarter was $44.8 million or 3.1 percent of revenue, compared to $53.3 million or 3.4 percent of revenue in the second quarter fiscal 2011.  Non-GAAP net income in the second quarter was $22.5 million, compared to $24.9 million in the same period a year ago. Non-GAAP diluted earnings per share were $0.27, compared to $0.30 for the same period a year ago.

Cash and cash equivalents for the quarter ended March 31, 2012 were $464.4 million.  Cash flow from operations was $60.0 million. Inventory turns were 6.1x.

“As we expected, our second quarter continued to be challenged by relatively flat demand across most of our markets and a decline in the multimedia segment,” stated Jure Sola, Chairman and Chief Executive Officer.

“We were able to take advantage of this slower demand period by generating $60 million of cash from operations and redeeming $150 million of long-term debt in the quarter, with an additional $100 million redeemed on April 9th.  Our net interest expense savings is expected to be approximately $20 million on an annual basis.”

“Based on our outlook for the third quarter and feedback from our customers, we remain encouraged that we should see improvements in the second half of the calendar year,” concluded Sola.

Third Quarter Fiscal 2012 Outlook

The following forecast is for the third fiscal quarter ending June 30, 2012.  These statements are forward-looking and actual results may differ materially.

•                  Revenue between $1.475 billion to $1.525 billion

•                  Non-GAAP diluted earnings per share between $0.26 to $0.32

(1)In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures:  operating income, operating margin, net income and diluted earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), acquisition and integration costs (consisting of costs associated with the acquisition and integration of acquired businesses into our operations), impairment charges for goodwill and other assets, amortization expense and other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements and discrete tax events), to the extent material or which we consider to be of a non-operational nature in the applicable period.  See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina-sci.com.  Sanmina-SCI provides third quarter fiscal 2012 outlook only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of acquisitions, restructuring, impairment and other unusual and infrequent items.

Company Conference Call Information

Sanmina-SCI will hold a conference call regarding second quarter fiscal 2012 results on Monday, April 23, 2012 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will also be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.  A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 72853245.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions and delivers superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, clean-tech and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the Company is available at http://www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

Certain statements contained in this press release, including the Company’s outlook for future revenue and non-GAAP earnings per share and interest savings from debt redemptions, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including a deterioration in the markets for the Company’s customers’ products and a resulting decrease in the Company’s customers’ ability to pay for the Company’s products and which therefore could reduce the Company’s revenue; customer bankruptcy filings, which could cause the Company to record charges to its earnings; reduction or cancelation of customer orders that reduces forecasts for the quarter; the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; an increase in short-term rates that would increase the Company’s interest expense; component shortages, including those arising from the natural disaster in Japan and floods in Thailand; impact of the restrictions contained in the Company’s credit agreements and indentures upon the Company’s ability to operate and expand its business; competition negatively impacting the Company’s revenues and margins; the need to adopt future restructuring plans as a result of changes in the Company’s business, which would increase the Company’s costs and decrease its net income; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

408-964-3610

Sanmina-SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	March 31,	October 1,
	2012	2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$464,419	$640,288
Accounts receivable, net	928,943	1,014,121
Inventories	862,392	891,325
Prepaid expenses and other current assets	68,507	83,512
Total current assets	2,324,261	2,629,246

Property, plant and equipment, net	577,182	588,097
Other non-current assets	129,313	136,630
Total assets	$3,030,756	$3,353,973

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$834,272	$984,014
Accrued liabilities	102,680	109,478
Accrued payroll and related benefits	105,873	112,193
Short-term debt	30,000	60,200
Total current liabilities	1,072,825	1,265,885

Long-term liabilities:
Long-term debt	1,033,053	1,182,308
Other	132,175	135,263
Total long-term liabilities	1,165,228	1,317,571

Total stockholders’ equity	792,703	770,517
Total liabilities and stockholders’ equity	$3,030,756	$3,353,973

Sanmina-SCI Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	April 2,	March 31,	April 2,
	2012	2011	2012	2011
Net sales	$1,463,082	$1,569,058	$2,965,448	$3,231,509
Cost of sales	1,356,734	1,452,227	2,750,075	2,986,631
Gross profit	106,348	116,831	215,373	244,878

Operating expenses:
Selling, general and administrative	62,940	62,212	122,081	120,683
Research and development	5,923	4,914	10,056	9,080
Amortization of intangible assets	767	959	1,723	1,917
Restructuring and integration costs	5,486	4,510	9,540	9,549
Asset impairment	1,024	—	2,077	85
Gain on sales of long-lived assets	—	(398)	—	(2,025)
Total operating expenses	76,140	72,197	145,477	139,289

Operating income	30,208	44,634	69,896	105,589

Interest income	442	562	726	1,134
Interest expense	(20,367)	(26,269)	(42,230)	(52,930)
Other income (expense), net	(4,841)	2,061	(6,359)	3,278
Interest and other, net	(24,766)	(23,646)	(47,863)	(48,518)

Income before income taxes	5,442	20,988	22,033	57,071

Provision for income taxes	6,881	7,923	14,897	15,647

Net income (loss)	$(1,439)	$13,065	$7,136	$41,424

Basic income (loss) per share	$(0.02)	$0.16	$0.09	$0.52
Diluted income (loss) per share	$(0.02)	$0.16	$0.09	$0.50

Weighted-average shares used in computing per share amounts:
Basic	81,225	80,242	81,059	80,044
Diluted	81,225	83,940	83,511	83,338

Sanmina-SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,	December 31,	April 2,	March 31,	April 2,
	2012	2011	2011	2012	2011
GAAP Gross Profit	$106,348	$109,025	$116,831	$215,373	$244,878
GAAP gross margin	7.3%	7.3%	7.4%	7.3%	7.6%
Adjustments
Stock compensation expense (1)	983	907	1,013	1,890	2,052
Amortization of intangible assets	—	104	157	104	314
Customer bankruptcy reorganization (2)	325	—	(759)	325	(759)
Non-GAAP Gross Profit	$107,656	$110,036	$117,242	$217,692	$246,485
Non-GAAP gross margin	7.4%	7.3%	7.5%	7.3%	7.6%

GAAP Operating Income	$30,208	$39,688	$44,634	$69,896	$105,589
GAAP operating margin	2.1%	2.6%	2.8%	2.4%	3.3%
Adjustments
Stock compensation expense (1)	4,529	4,064	4,237	8,593	7,924
Amortization of intangible assets	767	1,060	1,116	1,827	2,231
Customer bankruptcy reorganization (2)	2,794	—	(759)	2,794	(759)
Restructuring, acquisition and integration costs	5,486	4,054	4,510	9,540	9,549
Gain on sales of long-lived assets	—	—	(398)	—	(2,025)
Asset impairment	1,024	1,053	—	2,077	85
Non-GAAP Operating Income	$44,808	$49,919	$53,340	$94,727	$122,594
Non-GAAP operating margin	3.1%	3.3%	3.4%	3.2%	3.8%

GAAP Net Income (Loss)	$(1,439)	$8,575	$13,065	$7,136	$41,424

Adjustments:
Operating income adjustments (see above)	14,600	10,231	8,706	24,831	17,005
Loss on repurchase of debt (3)	6,461	—	—	6,461	—
Nonrecurring tax items	2,906	3,993	3,157	6,899	3,780
Non-GAAP Net Income	$22,528	$22,799	$24,928	$45,327	$62,209

GAAP Income (Loss) Per Share:
Basic	$(0.02)	$0.11	$0.16	$0.09	$0.52
Diluted	$(0.02)	$0.10	$0.16	$0.09	$0.50

Non-GAAP Income Per Share:
Basic	$0.28	$0.28	$0.31	$0.56	$0.78
Diluted	$0.27	$0.28	$0.30	$0.54	$0.75

Weighted-average shares used in computing per share amounts:
Basic - GAAP	81,225	80,833	80,242	81,059	80,044
Diluted - GAAP	81,225	82,668	83,940	83,511	83,338
Basic - Non-GAAP	81,225	80,833	80,242	81,059	80,044
Diluted - Non-GAAP	84,051	82,668	83,940	83,511	83,338

(1)	Stock compensation expense was as follows:

	Three Months Ended			Six Months Ended
	March 31,	December 31,	April 2,	March 31,	April 2,
	2012	2011	2011	2012	2011

Cost of sales	$983	$907	$1,013	$1,890	$2,052
Selling, general and administrative	3,519	3,130	3,184	6,649	5,789
Research and development	27	27	40	54	83
Stock compensation expense - total company	$4,529	$4,064	$4,237	$8,593	$7,924

(2)	Relates to inventory and bad debt reserves associated with customer bankruptcy reorganizations.

(3)	Represents a loss, including write-off of unamortized debt issuance costs, on debt redeemed or repurchased prior to maturity.

Schedule I

The commentary above includes non-GAAP measures of operating income, operating margin, net income and earnings per share. Management excludes from these measures stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, including customer bankruptcy impacts, to the extent material or which we consider to be of a non-operational nature in the applicable period.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP. Management compensates for these limitations primarily by using GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity or availability under its credit facilities. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Items, which consist of other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements, gains and losses on sales of assets and discrete tax events), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict and generally not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.